UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2010
ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Exact name of registrant as specified in its charter)

Luxembourg	1-34354	N/A

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2, rue Jean Bertholet
Luxembourg	L-1233

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: +352 24 69 79 00
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     In connection with the acquisition described in Item 2.01 below, on February 12, 2010, Altisource Portfolio Solutions S.A. (“Altisource”) entered into put option agreements (collectively the “Put Option Agreements”) with certain of the Sellers (as defined in Item 2.01 below). Pursuant to the terms and subject to the conditions set forth in the Put Option Agreements, Altisource has granted such Sellers put rights with respect to an aggregate of 472,839 shares of Altisource’s common stock (the “Put Eligible Shares”) for a put purchase price equal to $16.84 per share. Each such Seller may put up to 25% of its Put Eligible Shares to Altisource on each anniversary date of the Put Option Agreements through the fourth anniversary date, resulting in a maximum of 118,209 Put Eligible Shares that may be put to Altisource in any one year. If any such Seller fails to exercise its put rights with respect to any Put Eligible Shares on an anniversary date, such shares shall be ineligible to be put to Altisource at a later anniversary date.
     The foregoing description of the Put Option Agreements contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Put Option Agreement, which will be filed in accordance with SEC rules.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On February 12, 2010, Altisource acquired all of the outstanding membership interests of The Mortgage Partnership of America, L.L.C. (“MPA”). MPA serves as the manager of Best Partners Mortgage Cooperative, Inc. doing business as Lenders One Mortgage Cooperative (“Lenders One”), a national alliance of mortgage bankers established in 2000 that consists of more than 155 members that originated more than $75 billion in mortgage loans during 2009. Altisource acquired 100% of the outstanding equity interest of MPA pursuant to a Purchase and Sale Agreement dated as of February 12, 2010 (the “Purchase Agreement”) entered into with The Scott M. Stern Revocable Trust, The Timothy C. Stern Revocable Trust, The Barry O. Sandweiss Revocable Trust, The Thomas A. Stern Revocable Trust, Evan Hackel and Paramount Bond & Mortgage Co., Inc. (collectively, the “Sellers”), none of whom have any material relationship with the Company prior to the acquisition.
     Altisource will retain MPA’s leadership and team. Certain key employees of MPA entered into employment agreements with Altisource in connection with the acquisition and hold the majority of shares issued in connection with the acquisition.
     Consideration for the transaction consisted of $29 million in cash, paid from available funds, and 959,085 shares of Altisource common stock. A portion of the consideration will be held in escrow to secure the Sellers’ indemnification obligations under the Purchase Agreement.
     The foregoing description of the Purchase Agreement contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed in accordance with SEC rules.
Item 3.02 Unregistered Sales of Equity Securities.
     Pursuant to the Purchase Agreement, 959,085 shares of common stock of Alitsource were issued to the Sellers as partial consideration for the purchase of all of the outstanding membership interests of MPA. The issuance of the shares of common stock pursuant to the Purchase Agreement was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder, as a transaction by an issuer not involving a public offering. While it is anticipated that the Sellers will be able to sell the shares issued to them pursuant to Rule 144 as promulgated by the Securities Exchange Commission pursuant to the Securities Act of 1933, Altisource has granted the Sellers customary registration rights whereby it will file a registration statement covering the resale of such stock on a continuous basis in the event that such exemption is not reasonably available to enable the sale of such shares of stock.

Item 9.01. Financial Statements and Exhibits.
     (a) Financial Statement of Business Acquired
     The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.
     (b) Pro Forma Financial Information
     The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.
     (d) Exhibits.

Exhibit
Number	Description of Exhibit

99.1	Press Release issued by Altisource Portfolio Solutions on February 12, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
(Registrant)

By:	/s/ Robert D. Stiles Robert D. Stiles Chief Financial Officer

Date: February 18, 2010